Exhibit 16.1

July 9, 2010

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on July 7, 2010, to be filed by our former client, Nexxus Lighting, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Cross, Fernandez & Riley, LLP

201 S. Orange Avenue, Suite 800 • Orlando, FL 32801-3421 • 407-841-6930 • Fax: 407-841-6347

525 Pope Avenue NW • Winter Haven, FL 33881 • 863-299-5638 • Fax: 863-299-8944

2907 W. Bay to Bay Blvd., Suite 202 • Tampa, FL 33629 • 813-414-0121• Fax: 407-841-6347

www.cfrcpa.com